Exhibit 99.1

Data From Ongoing Hematological Trials With Darinaparsin
Presented at European College of Clinical Oncology Annual Meeting

BARCELONA, Spain, Sep 25, 2007 (BUSINESS WIRE) -- ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP), announced today the presentation of data from ongoing clinical trials of darinaparsin (ZIO-101) to treat advanced hematological malignancies. The data were presented yesterday at the 14th Annual European Cancer Conference (ECCO) meeting being held in Barcelona, Spain. The ongoing studies, primarily in patients with advanced leukemia, are evaluating the safety and activity of intravenously administered darinaparsin.

Of 14 evaluable patients with advanced disease, 12 had acute myelogenous leukemia (AML) and two had myelodysplasia (MDS). As a measure of clinical activity, five of the 12 AML patients, or 42%, had a decrease in peripheral blood myeloblasts while both of the MDS patients experienced stable disease. Importantly, therapy with darinaparsin was well tolerated, particularly with regard to cardiac toxicity, and adverse events were mild to moderate in severity.

The Company's Chief Medical Officer, Dr. Brian Schwartz, commented, "The anti-leukemic activity and safety profile with darinaparsin in these advanced AML patients is very encouraging. This suggests that both the intravenous and oral administration of darinaparsin could be a promising treatment for hematologic cancers as a single agent or in combination with approved leukemia therapies. We look forward to completing the ongoing phase II study which has recently added sites in the United States and has been extended to India as well to include earlier stage patients."

About Darinaparsin (ZIO-101)

Darinaparsin is a proprietary small molecule organic arsenic that induces cell cycle arrest and cell death by targeting several cellular pathways essential for cell survival. Exposure to darinaparsin has a direct as well as indirect effect on mitochondrial functions, resulting in depletion of energy supply to the cell and induction of apoptosis (programmed cell death). Increase in intra-cellular Reactive Oxygen Species enhances this effect on mitochondrial functions and consequently the activation of the signal transduction pathway leading to apoptosis. In addition, darinaparsin interrupts the cell cycle at the G2/M phase of tumor cells inducing cell death through this pathway as well. Intravenously administered darinaparsin is in multiple phase II trials in advanced myeloma, other hematological malignancies, and liver cancer. An oral form of darinaparsin is in phase I study to treat solid tumors.

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology, Inc. is a biopharmaceutical company engaged in the development and commercialization of a diverse, risk-sensitive portfolio of in-licensed cancer drugs to address unmet medical needs. The Company applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.

ZIOP-G

SOURCE: ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology, Inc.
Suzanne McKenna, 646-214-0703
Investors
smckenna@ziopharm.com
or
Tina Posterli, 917-322-2565
Media
tposterli@rxir.com

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